Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Carter B. Cromley	Todd Aydelotte
SAVVIS Communications	Ricochet Public Relations
(703) 667-6110	(212) 679-3300 x.107
carter.cromley@savvis.net	todd@ricochetpr.com

SAVVIS Elects New Board Member

ST. LOUIS, MO – September 27, 2005 – SAVVIS, Inc. (NASDAQ:SVVS), a leading global IT utility services provider, today announced that David A. Walsh of One Equity Partners (OEP) has been elected to the SAVVIS Board of Directors.

Mr. Walsh is a Partner of OEP, a private equity affiliate of JPMorgan Chase & Co., which manages over $2 billion of investments and commitments in a variety of industries. Mr. Walsh is responsible for sourcing and executing investments in the technology sector. OEP controls shares of SAVVIS’ Series A Preferred stock representing approximately 14% of voting stock.

Prior to joining OEP in 2001, Mr. Walsh served as President and COO of Global Crossing Ltd. In 1993, he founded IXnet and served both as IXnet’s CEO and President and also as CEO and President of IXnet’s parent company, IPC Communications. Mr. Walsh is Chairman of the Board of Directors of Telerate, Inc. and Vercuity Solutions, Inc., a leading provider of telecommunications expense management systems. He is also a member of the board of WestCom Corporation, the world’s largest trader voice services company, and Last Mile Connections, Inc., a provider of co-location services and an online e-marketplace for network bandwidth. Mr. Walsh received his B.B.A. from Valdosta State College and an M.P.S. in telecommunications from New York University.

“David Walsh is a proven innovator in IT solutions and telecommunications,” said Rob McCormick, Chairman & CEO of SAVVIS. “His knowledge, experience, and creativity make him a perfect addition to our Board of Directors as we continue to expand our position in the marketplace.”

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global IT utility services provider that focuses exclusively on IT solutions for businesses. With an IT services platform that extends to 47 countries, SAVVIS has over 5,000 enterprise customers and leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 24 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit: http://www.savvis.net.

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